Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE: January 3, 2011

For Further Information:
Eloise L. Mackus, Interim CEO
Phone: 330.576.1208
Therese A. Liutkus, President, Treasurer and CFO
Phone: 330.576.1209
Fax: 330.666.7959

News Release: Central Federal Corporation Letter to Stockholders

Fairlawn, Ohio — January 3, 2011 — Eloise L. Mackus, interim chief executive officer of Central Federal Corporation and CFBank, sends the following letter with New Year greetings to the company’s stockholders. The letter provides some additional context for already reported financial results as well as for recent announcements.

Dear Stockholders:

I want to thank you for your support of Central Federal Corporation and CFBank. As we all know, the past two years have been difficult ones as we have seen a brutal recession take its toll. While the effects of that recession are still with us, and complete recovery is still some distance in the future, there are hopeful signs as well. Certainly at CFBank we have started to see such signs. Over the last few months there has been a steady improvement in many areas of our business. Here are a few highlights.

Capital, Liquidity and Loan Ratios Show Improvement

As previously disclosed in our quarterly filings, CFBank maintains a well-capitalized status, the highest level as accorded by regulatory standards. In fact, CFBank continues to exceed all of its requirements in achieving this rating by our regulator: as of September 30 our core capital ratio stood at 6.58% (vs. the 5% requirement), total risk-based capital ratio at 10.53% (vs. the 10% requirement), Tier 1 risk-based capital ratio 9.25% (vs. the 6% requirement), and tangible capital ratio 6.58% (vs. the 2% requirement).

We are pleased with the strength of CFBank’s capital ratios, and in particular with the improvements shown by the results of the recently reported third quarter over the second quarter. Tier 1 risk-based capital ratio, for example, improved to 9.25% from 8.73% in the previous quarter. This improvement reflects our careful and conservative approach to maintaining the health of the bank.

Other important metrics have improved as well. While the bank continues to operate at a net loss, that loss has been significantly reduced: from a $5.6 million net loss in the second quarter to a $232,000 net loss in the third quarter. While our improved performance is important, we will never be satisfied reporting losses. We continue to work toward a return to profitability.

There have been improvements in essentially every area of our operations and results, including lower charge-offs for loans and an improved ratio of nonperforming assets to total assets. Liquidity increased, with $41.7 million in cash and unpledged securities at the end of the third quarter, compared to $15.8 million at the end of the second quarter.

We look forward to continued improvement and to enhancing the health of CFBank. You can be assured that the board will continue to focus on all of our alternatives for increasing shareholder value.

Loans Show Active and Judicious Lending

Since receiving access to funding of $7.2 million under the Troubled Asset Relief Program (TARP) in late 2008, CFBank has generated $183.5 million in loans. This is precisely the use for which TARP was created. Our participation in this program has allowed us to put the funds to good use for the benefit of the communities we serve.

You may know that, as allowed by terms of the TARP program, Central Federal Corporation deferred a quarterly dividend payment that was due to the government in November. We chose to defer that payment to make sure Central Federal has enough cash available to meet its needs. Such deferrals are permitted periodically, and the boards and management of CFBank and its holding company continue to prudently manage our liquidity and capital needs.

Both commercial and mortgage lending are underway at the bank. CFBank was recently ranked in the top among all Northeast Ohio Small Business Administration lenders and is the leading SBA lender based in Summit County.

Central Federal Corporation on the Nasdaq

We recently announced that we have received notice from The Nasdaq Stock Market that Central Federal Corporation does not currently comply with the minimum bid price requirement for continued listing on the Nasdaq Capital Market. The exchange’s listing rules require a minimum bid price of $1.00 per share. Central Federal Corporation has six months to regain compliance with the bid requirement. In the meantime, Central Federal Corporation remains listed. Central Federal Corporation continues to be a publicly traded company, continues to be listed on Nasdaq and continues to trade under the symbol CFBK.

Investing in Talent and Experience

Management is being cautious and conservative during Ohio’s continued economic weakness, as all good businesses need to be. Yet we know that we cannot save our way to prosperity. Investment is also needed. Nowhere is this more true than with our valued professionals.

New management in commercial lending is a perfect example, with the addition this year of Tim Fitzwater to head commercial banking. Tim has more than 36 years of experience and is well known and respected in the banking community. His appointment reaffirmed the strategic mission of CFBank, with its focus on commercial and community banking, our customer base of business borrowers and depositors, and our devotion to local markets.

We also recently announced new management in the Workout and Credit areas: Kemper Allison in the former, with 28 years of experience; and Keith Anderson in the latter, with more than 30 years of experience. In the Mortgage Division, Robert Shoman was added as a mortgage loan underwriter to strengthen our mortgage team.

We have recently hired an office manager for our Fairlawn headquarters and a new credit analyst for commercial loans. We have great confidence in the superb staff in each CFBank office.

CFBank Launches New Website

We are excited to announce the launch of our updated, enhanced Website, at CFBankOnline.com. As you will see when you visit the site, this completely redone site is an attractive expression of the value of relationship banking, the strength of CFBank, and the full range of services available to clients. It is a user-friendly site. It includes highly functional areas, such as mortgage officer sites, online applications, clear and useful information and much more. Please explore our new site and let us know what you think.

Thank you again for your support of Central Federal Corporation and CFBank. We eagerly look forward to serving you in 2011. Best wishes for a happy, healthy and prosperous New Year.

Sincerely,

Eloise L. Mackus

About Central Federal Corporation and CFBank

Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio, and one residential mortgage loan origination office in Green, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com

Statements in this release that are not statements of historical fact are forward-looking statements. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.